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                                                                    EXHIBIT 99.1

FINANCIAL CONTACT: JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT: CLAIRE S. MCCALL (615) 367-8283


                GENESCO, NAUTICA APPAREL TO END FOOTWEAR LICENSE
                -- GENESCO REAFFIRMS EARNINGS EXPECTATIONS BEFORE
                          NAUTICA CLOSEDOWN CHARGES --

NASHVILLE, Tenn., Jan. 29, 2001 ---- Genesco Inc. (NYSE: GCO) announced today that it has entered into an agreement with Nautica Apparel, Inc. to end its license to market footwear under the Nautica label, effective January 31, 2001. The agreement grants Genesco the exclusive right to sell Nautica-branded footwear for six months following the termination, to fill existing customer orders and to sell existing inventory.

         Genesco said it expects its operating results for the fourth quarter ending February 3, 2001, to reflect aggregate one-time charges and provisions in the range of $2.3 million to $3.0 million after taxes ($0.08 to $0.11 per diluted share), including contractual payments to Nautica Apparel for the license cancellation and other charges in connection with the winding up of the Nautica footwear business.

         Ben T. Harris, Chairman and Chief Executive Officer of Genesco, said, "This step will enable us to redirect both the human and financial resources devoted to this business into areas where we see more potential to deliver on our internal benchmarks for sales and earnings growth and EVA improvement."

         The Company also said that it was again confirming its expectation to meet or exceed its previous forecast of earnings before discontinued operations of at least $0.53 per diluted share for the quarter and $1.39 for the full year before the charges associated with the Nautica license cancellation. The Company expects to report fourth-quarter and year-end results on March 7, 2001.

                                     -more-



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GENESCO --- ADD ONE

         Following the body of this release is a table containing historical information on the net sales and operating earnings of the Nautica Footwear business for the first three quarters of Genesco's fiscal year ending February 3, 2001, and for the previous fiscal year. The Company expects Nautica footwear sales for the fourth quarter ending February 3, 2001 to be in the range of $3.0 million to $3.5 million, and sees operating losses for the Nautica Footwear business of approximately $450,000 to $850,000 for the quarter, before the charges related to the license termination. The operating results of the Nautica Footwear business during the fourth quarter and for the six month selloff period extending through the Company's second quarter of Fiscal Year 2002 will continue to be reflected in the reported results of the Company's Licensed Brands segment (comprised of the Nautica Footwear and the Dockers Footwear operations). The Company currently expects the operating earnings of that segment to be negatively affected by Nautica Footwear losses in the range of $1 million to $1.8 million on expected Nautica sales of $6.5 million to $8.0 million for the first half of Fiscal 2002, and does not presently foresee material costs associated with Nautica Footwear after that time.

         Certain statements in this release, including the second, third and fourth paragraphs and the non-historical information in the fifth paragraph are forward-looking statements. They are consequently subject to a number of risks and uncertainties. Actual results could turn out to be materially different because of unexpected factors, including revisions to estimates of the known costs or the incurrence of unforeseen costs associated with exiting the Nautica business, the risk that Nautica inventory does not sell or is returned by customers, or that customers will cancel orders or negotiate higher discounts and allowances than the Company anticipates with regard to Nautica inventory. Other factors that could result in differences include changes in consumer buying patterns or other factors including winter weather affecting demand for the Company's goods,

                                     -more-



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GENESCO --- ADD TWO

deterioration in the business or financial position of the Company's wholesale customers, disruptions in product supply or distribution, year-end audit adjustments and the outcome of litigation and environmental matters affecting the Company. Forward-looking statements reflect the expectations of Genesco's management as of the date they are made. Genesco disclaims any obligation to update such statements.

         Genesco, based in Nashville, sells footwear and accessories in 759 retail stores in the U.S., principally under the names Journeys, Johnston & Murphy, Jarman and Underground Station, and on internet websites www.journeys.com and www.johnstonmurphy.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.


                                      -30-








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                       NAUTICA FOOTWEAR
                 CONSOLIDATED EARNINGS SUMMARY
                         IN THOUSANDS

--------------------------------------------------------------------------------------------------------

FY 00 (YEAR ENDED JAN. 29, 2000)               Q1            Q2         Q3           Q4          TOTAL
-------------------------------------    ---------------------------------------------------------------
SALES                                        10,580        7,307       6,045        4,482        28,414
OPERATING INCOME                                691         (332)       (645)      (1,870)       (2,156)


FY 01 (YEAR ENDING FEB. 3, 2001)              Q1            Q2          Q3
-------------------------------------    ------------------------------------

SALES                                         7,770        3,826       4,018
OPERATING INCOME                               (432)        (772)       (989)

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